Exhibit (a)(1)(iv)

Offer to Purchase for Cash

by

Seaspan Corporation

of

Up to 10,000,000 of its Class A Common Shares

At a Purchase Price of $15.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 11, 2012, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

December 13, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Seaspan Corporation, a Republic of The Marshall Islands corporation (“Seaspan”), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 10,000,000 of its Class A common shares, $0.01 par value per share (the “Shares”), at a price of $15.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 13, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering the Shares of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to Shares, to be used to accept the Offer in the event that you are unable to deliver Share certificates, together with all other required documents, to the Depositary before the Expiration Date, or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 11, 2012, UNLESS THE OFFER IS EXTENDED.

For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Shares, or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book entry transfer, must be received before 12:00 midnight, New York City time, on Wednesday, January 11, 2012 by the Depositary at its address as set forth on the back cover of the Offer to Purchase, or (2) shareholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

All Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. Seaspan reserves the right, in its sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law.

Seaspan reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 10,000,000 Shares (or such greater number of Shares as Seaspan may elect to purchase, subject to applicable law) have been validly tendered and not properly withdrawn before the Expiration Date, Seaspan will accept the Shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 Shares who properly tender all their Shares and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) from all other shareholders who properly tender Shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit Seaspan to purchase 10,000,000 Shares (or such greater number of Shares as Seaspan may elect to purchase, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that Seaspan will not purchase all of the Shares tendered by a shareholder. See Section 1 and Section 3 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

Seaspan’s directors and executive officers have advised Seaspan that they do not intend to tender their Shares in the Offer. See Section 11 of the Offer to Purchase.

Seaspan will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Seaspan will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Seaspan, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. Seaspan will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone number and address set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials from and direct questions and requests for assistance to Georgeson Inc., as the Information Agent, at: (212) 440-9800.

Very truly yours,

Citigroup Global Markets Inc.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF SEASPAN, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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